As filed with the Securities and Exchange Commission on June 9, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ACTIONS SEMICONDUCTOR CO., LTD.
 (Exact name of Registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. 1, Ke Ji Si Road, Technology Innovation Coast of Hi-Tech Zone
Zhuhai, Guangdong, 519085
The People’s Republic of China

(Address of Principal Executive Offices including Zip Code)

Actions Semiconductor Co., Ltd.
Second Amended and Restated 2007 Equity Performance and Incentive Plan
(Full title of the plan)

Depositary Management Corporation
570 Lexington Avenue, 44th Floor
New York, New York 10022
(212) 319-4800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Carmen Chang, Esq.
Eva Wang, Esq.
Wilson Sonsini Goodrich & Rosati, P.C.
Jin Mao Tower, 38th Floor, Unit 01-04
88 Century Boulevard, Pudong New Area, Shanghai 200121
The People’s Republic of China
(8621) 6165-1700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share		Proposed maximum Aggregate offering price		Amount of registration fee
Ordinary Shares, par value $0.000001 per share	8,400,000 Ordinary Shares(3)	$0.361	(4)	$3,031,000	(4)	$351.90

(1)
The ordinary shares, par value $0.000001 per share (the “Ordinary Shares”), of the Registrant may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents six Ordinary Shares.  Separate registration statements on Form F-6 have been filed on July 22, 2008 and November 10, 2005 for the registration of ADSs evidenced by American Depositary Receipts issuable upon deposit of Ordinary Shares.

(2)
The amount being registered also includes an indeterminate number of Ordinary Shares which may be offered as a result of any stock splits, stock dividends and anti-dilution provisions and other terms in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(3)
Represents an increase approved by the Registrant’s Board of Directors on November 12, 2010 of 1,400,000 ADSs, equivalent to 8,400,000 Ordinary Shares, reserved for future grant under the Actions Semiconductor Co., Ltd. Second Amended and Restated 2007 Equity Performance and Incentive Plan.

(4)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(h) under the Securities Act.  The proposed maximum offering price per share and the proposed maximum aggregate offering price for 8,400,000 Ordinary Shares are based on $2.165 per ADS (the average of the high and low prices of the Registrant’s ADSs as reported in the Nasdaq Global Market on June 6, 2011), or $0.361 per Ordinary Share.

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Registrant filed with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2010 filed with the Commission on April 22, 2011;

(b)	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2010; and

(c)
The description of the Registrant’s Ordinary Shares set forth in the Registrant’s Registration Statement on Form 8-A filed with the Commission on November 4, 2005 and any description of the Ordinary Shares which is contained in a later registration statement filed by the Registrant pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  The Registrant’s Amended and Restated Articles of Association provide for indemnification of officers and directors out of the assets of the Registrant against any liability incurred by them as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by their own willful neglect or default.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement.  (See Exhibit Index below.)

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Zhuhai, People’s Republic of China on June 9, 2011.

Actions Semiconductor Co., Ltd.

By:	/s/ Pei-Fen (Patricia) Chou
Name:	Pei-Fen (Patricia) Chou
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Pei-Fen (Patricia) Chou as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chief Executive Officer
/s/ Hsuan-Wen (Niccolo) Chen	(Principal Executive Officer)	June 9, 2011
Hsuan-Wen (Niccolo) Chen

/s/ Pei-Fen (Patricia) Chou	Chief Financial Officer (Principal Financial and Accounting Officer)	June 9, 2011
Pei-Fen (Patricia) Chou

/s/ Hsiang-Wei (David) Lee	Chairman of the Board of Directors	June 9, 2011
Hsiang-Wei (David) Lee

/s/ Nan-Horng Yeh	Director	June 9, 2011
Nan-Horng Yeh

Director
Yu-Hsin (Casper) Lin

/s/ Chin-Hsin (Fred) Chen	Director	June 9, 2011
Chin-Hsin (Fred) Chen

/s/ Shao Chuan (Shawn) Li	Director	June 9, 2011
Shao Chuan (Shawn) Li

Director
Jun-Tse (Walter) Huang
Director
I-Ming (Robin) Pan

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement on June 9, 2011.

Depositary Management Corporation
(Authorized Representative in the United States)

By:	/s/Scott A. Ziegler
Name:	Scott A. Ziegler
Title:	Managing Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Registrant’s Article of Association, as amended. Filed as Exhibit 99.2 to Form 6-K filed with the Commission on May 20, 2010 (File No. 000-51604) and incorporated herein by reference

4.2
Registrant’s Form of American Depositary Receipt. Filed as Exhibit A to the Form of Deposit Agreement filed as Exhibit (a) to the Registrant’s Registration Statement on Form F-6 filed on November 2, 2005 (File No. 333-129375) and incorporated herein by reference

4.3
Registrant’s Form of Certificate for Ordinary Shares. Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 filed with the Commission on October 24, 2005 (File No. 333-129208) and incorporated herein by reference

4.4	Registrant’s Form of Deposit Agreement. Filed as Exhibit (a) to the Registrant’s Registration Statement on Form F-6 filed on November 2, 2005 (File No. 333-129375) and incorporated herein by reference

4.5	Actions Semiconductor Co., Ltd. Second Amended and Restated 2007 Equity Performance and Incentive Plan

5.1	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the validity of the Ordinary Shares being registered

23.1	Consent of independent registered public accounting firm

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to the Registration Statement)